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                                EXHIBIT 10.2


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                            EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of March 3, 1997, is made by and between People's Community Capital Corporation, a South Carolina corporation (the "Employer" or the "Company") which is the proposed bank holding company for People's Community Bank of South Carolina (Proposed), a proposed state bank (the "Bank"), and TOMMY B. WESSINGER, an individual resident of South Carolina (the "Executive").

         The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as Chairman and Chief Executive Officer of the Company and the Bank. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Company hereunder (except pursuant to Section 3). Following such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

         The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer (and, after assignment of this Agreement, the Bank) on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section hereof.

         In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Chairman and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.


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         2.     Term. Unless earlier terminated as provided herein, the
Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of five years. At the end of each year of the Term, upon adoption of a resolution by the Board of Directors of the Bank (with the Executive abstaining) reflecting a determination by the Board that the Executive has satisfactorily performed his duties hereunder through such date, the Term shall be extended for an additional year so that the remaining term shall continue to be five years; provided that the Executive may at any time, by written notice to the Bank, fix the Term to a finite term of five years commencing with the later of the date hereof or the date of the latest such resolution. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

         3.     Compensation and Benefits.

                (a) From the date of this Agreement through December 31, 1997, the Employer shall pay the Executive a salary of $1.00 per annum, plus his medical insurance premium yearly. Beginning January 1, 1998, the Employer shall pay the Executive a salary of $75,000, plus his yearly medical insurance premium. The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate. In addition, as part of the consideration for the Executive's services hereunder, on January 2, 1998, the Company shall issue to the Executive 5,000 shares of Common Stock for no additional consideration.

                (b) The Executive shall be eligible to receive a cash bonus in an amount determined by the Board on the first anniversary of the Opening Date, with the Executive abstaining from participating in the consideration of and vote on the matter, based on such intangible criteria as the Board shall establish. For each anniversary of the Opening Date thereafter, the Executive shall be eligible to receive a cash bonus equaling 5% of the net pre-tax income of the Bank (determined in accordance with generally accepted accounting principles) if the Bank achieves certain performance levels established by the Board from time to time.

                (c) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. On the date of the closing of the stock offering for the initial capitalization of the Bank, or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive two sets of stock options: (i) an option (the "Time-Based Option") to purchase 10,000 shares of Common Stock, and (ii) an option (the "Performance Option") to purchase a number of shares of Common Stock equal to 5% of the number of shares sold in the offering. The award agreement for the Time-Based Option shall provide that 2,000 shares subject to the Time-Based Option will vest on each of December 31, 1998, 1999, 2000, 2001, and 2002, but in each case only if the Executive remains employed by the Company on such date. The award agreement for the Performance Option shall provide




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that one-fifth of the shares subject to the Performance Option will vest on each of the first five anniversaries of the Opening Date, but only if the Executive remains employed by the Company on such date and the Bank has met the performance goals set forth hereof for such year:

                For each twelve month period beginning on the Opening Date, and as a condition to the vesting of the shares subject to the performance-based option in such year (except in the event of a Change in Control), the Bank must meet the following performance criteria:

                (i) the Bank shall meet or exceed 100% of the pro forma projections contained in the application of the Bank filed with the State Board of Financial Institutions of the State of South Carolina for each year of operations of the Bank;

                (ii) for the fiscal quarter ending with or immediately prior to the Bank's fiscal year, the Bank's ratio of non-current loans and leases to total loans and leases, as determined in the Uniform Bank Performance Report (the "UBPR"), shall not exceed the ratio of non-current loans and leases to total loans and leases for banks in the Bank's peer group, as defined in the UBPR; and

                (iii) the Bank shall maintain a regulatory examination rating of "satisfactory" or better;

         provided, however, that if the Bank does not meet the performance criteria for any year, the shares subject to the performance-based option for such year may vest on the following anniversary date, in the sole discretion of the Board, if the Bank meets or exceeds the performance criteria for such year in the following year. The Board shall notify the Executive of any shares subject to the performance-based option vested hereunder within a reasonable period of time after the anniversary date to which such options pertain. The good faith determination of the Board regarding whether the Bank met its yearly performance levels shall be conclusive.

In addition, the award agreements for both the Time-Based Option and the Performance Option will provide that (i) the Executive's option shall be qualified as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) all options shall be exercisable at any time during the ten years following the date of grant at a price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of grant; and (iii) all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights; provided, however, that upon the death of the Executive any rights granted hereunder shall be transferable by the Executive's will or by the applicable laws of descent and distribution. In the event of a Change in Control, the restrictions on any outstanding incentive awards (including restricted stock) granted to



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the Executive under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested; all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

                (d) The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer; provided that during any period during the Term that the Executive is subject to a Disability, and during the 180-day period of physical or mental infirmity leading up to the Executive's Disability, the amount of the Executive's compensation provided under this
Section 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries.

                (e) Beginning upon the opening of the Bank for business, the Company shall provide the Executive with either i) an automobile (at a cost not to exceed $25,000) owned or leased by the Company of a make and model appropriate to the Executive's status, or ii) a monthly automobile allowance not to exceed $600 per month.

                (f) In addition, the Employer shall obtain a membership in, and pay the dues pertaining to, an area Country Club and shall designate the Executive as the authorized user of such membership for so long as the Executive remains the Chairman and CEO of the Employer and this Agreement remains in force.

                (g) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

         4.     Termination.

                (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                           (i)    upon the death of the Executive;

                           (ii) by the Employer due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

                           (iii) by the Employer for Cause upon delivery of a Notice of Termination to the Executive;

                           (iv) by the Executive for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day



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         after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control;

                           (v) by the Employer if its effort to organize the Bank is abandoned; and

                           (vi) by the Executive effective upon the 30th day after delivery of a Notice of Termination.

                (b) If the Executive's employment with the Employer is terminated during the Term (i) by reason of the Executive's death or (ii) by the Employer for Disability or Cause, the Employer shall pay to the Executive (or, in the case of his death, the Executive's estate) within fifteen days after the Termination Date a lump sum cash payment equal to the Accrued Compensation and, if such termination is other than by the Employer for Cause, the Pro Rata Bonus.

                (c) If the Executive's employment with the Employer is terminated by the Employer in violation of this Agreement or by the Executive for Good Reason, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                           (i) the Employer shall pay the Executive in cash within fifteen days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

                           (ii) the Employer shall pay to the Executive in cash at the end of each of the twelve consecutive months following the Termination Date an amount equal to one-twelfth of the sum of the Base Amount and the Bonus Amount;

                           (iii) for the period from the Termination Date
                through the date that the Executive attains the age of 65 (the "Continuation Period"), the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 4(c)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce


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                the coverage of any benefits it is required to provide the
                Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

                           (iv) the restrictions on any outstanding incentive
                awards (including restricted stock) granted to the Executive under the Company's or the Bank's long-term equity incentive program or any other incentive plan or arrangement shall lapse and become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested.

                (d) If the Executive's employment with the Employer is terminated by the Employer pursuant to Section 4(a)(v) hereof, the Executive shall be entitled to the following:

                           (i) the Employer shall pay the Executive in cash within fifteen days of the Termination Date an amount equal to all Accrued Compensation; and

                           (ii) the Employer shall pay to the Executive in cash
                at the end of each of the six consecutive months following the Termination Date an amount equal to one-twelfth of the Base Amount.

                (e) If the Executive's employment with the Employer is terminated by the Executive pursuant to Section 4(a)(vi) hereof, the Employer shall pay the Executive in cash within fifteen days of the Termination Date an amount equal to all Accrued Compensation.

                (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 4(c)(iii).

                (g) In the event that any payment or benefit (within the meaning of Section 280(b)(2) of the Code) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Employer or a change in ownership or effective control of the Employer or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax



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(such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (h)The severance pay and benefits provided for in this Section
4 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Employer severance or termination plan, program, practice or arrangement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Employer's employee benefit plans and other applicable programs, policies and practices then in effect.

         5. Trade Secrets. The Executive shall not, at any time, either during the Term of his employment or after the Termination Date, use or disclose any Trade Secrets of the Employer, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

         6. Non-Competition and Non-Solicitation Covenants. The Executive shall not, during the Term and for a period of twelve months thereafter, either for himself or on behalf of any other person, directly or indirectly, without the prior consent of the Employer, (i) serve as a director, officer at the Vice President level or higher or organizer or promoter of, or provide executive management services to, any financial institution located within Aiken County,
(ii) solicit any Major Customer for the purpose of providing banking services to such Major Customer, or (iii) solicit any employee of the Employer for employment by any other party. For purposes of this Section, a "Major Customer" shall mean any customer of the Employer that Employee has contacted, negotiated with, or performed any services on behalf of, during the Term or the preceding two years of the Term, whichever is shorter, and that has maintained or purchased from the Employer at any time during such period deposits, mutual funds or other investments in excess of $20,000.

         7. Successors; Binding Agreement.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Employer, its Successors and Assigns and the Employer shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.

            (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives,



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except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         8. Fees and Expenses. The Employer shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) and (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement; but only if the circumstances set forth in clauses (a) and (b) occurred on or after a Change in Control.

         9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Employer shall be directed to the attention of the Board with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

         10. Settlement of Claims. The Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Employer may have against the Executive or others. The Employer may, however, withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         11. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Employer. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Aiken County in the State of South Carolina.

         13. Severability. The parties agree that the provisions of this Agreement are severable and the invalidity or unenforceability of any provision in whole or part shall not affect the validity or enforceability of any enforceable part of such provision or any other



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provisions hereof. It is further agreed that the courts may "blue pencil" the provisions of this Agreement to provide for maximum enforcement of such provisions.

         14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         15. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

             (a) "Accrued Compensation" shall mean an amount which includes all amounts earned or accrued through the Termination Date, but not paid as of the Termination Date including (i) base salary and any vacation time earned but not used, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Employer during the period ending on the Termination Date, and (iii) bonuses and incentive compensation (other than the Pro Rata Bonus).

             (b) "Base Amount" shall mean the greater of the Executive's annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the ninety-day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Employer or any other agreement or arrangement.

             (c) "Bonus Amount" shall mean the greater of (i) the most recent annual bonus paid or payable to the Executive or, if greater, the annual bonus paid or payable for the full fiscal year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Termination Date or, if greater, the three full fiscal years ended prior to the Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

             (d) The termination of the Executive's employment shall be for "Cause" if it is a result of:

                           (i) any act that (A) constitutes, on the part of the
             Executive, fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to the Executive's office, and
             (B) is demonstrably likely to lead to material injury to



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             the Employer or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive; or

                        (ii) the conviction (from which no appeal may be or is timely taken) of the Executive of a felony; or

                        (iii) the suspension or removal of the Executive by
             federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;

provided, however, that in the case of clause (i) above, such conduct shall not constitute Cause unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive's conduct constitutes the criteria set forth in clause
(i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires), and (C) after such hearing, the termination is evidenced by a resolution adopted in good faith by two-thirds of the members of the Board (other than the Executive).

             (e) A "Change in Control" shall mean the occurrence during the Term of any of the following events:

                        (i) An acquisition (other than directly from the
             Company) of any voting securities of the Bank (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

                        (ii) The individuals who, as of the date of this
             Agreement, are members of the Board of either the Company or the Bank (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's or Bank's shareholders, of any new director was approved by a



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                vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                           (iii) Approval by shareholders of the Company or
                the Bank of:

                                 (A)   A merger, consolidation or
                                       reorganization involving the Bank, unless

                                       (1)    the shareholders of the Company
                                              or the Bank, as the case may be,
                                              immediately before such merger,
                                              consolidation or reorganization,
                                              own, directly or indirectly,
                                              immediately following such
                                              merger, consolidation or
                                              reorganization, at least
                                              two-thirds of the combined voting
                                              power of the outstanding voting
                                              securities of the corporation
                                              resulting from such merger or
                                              consolidation or reorganization
                                              (the "Surviving Corporation") in
                                              substantially the same proportion
                                              as their ownership of the Voting
                                              Securities immediately before
                                              such merger, consolidation or
                                              reorganization, and

                                        (2)   the individuals who were members
                                              of the Incumbent Board
                                              immediately prior to the
                                              execution of the agreement
                                              providing for such merger,
                                              consolidation or reorganization
                                              constitute at least two-thirds of
                                              the members of the board of
                                              directors of the Surviving
                                              Corporation.

                                        (A transaction described in clauses (1)
                                        and (2) shall herein be referred to as a "Non-Control Transaction.")

                                 (B)   A complete liquidation or dissolution
                                       of the Company or the Bank; or

                                 (C)   An agreement for the sale or other
                                       disposition of all or substantially all
                                       of the assets of the Company or the
                                       Bank to any Person (other than a
                                       transfer to a Subsidiary).



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                (iv) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

         (f) "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Employer for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Employer and the Executive.

         (g) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

                (i) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

                (ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

                (iii) the Employer's requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;



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                (iv)   the failure by the Employer to (A) continue in effect
          (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

                (v) the insolvency or the filing (by any party, including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within sixty days;

                (vi) any material breach by the Employer of any material provision of this Agreement;

                (vii) any purported termination of the Executive's employment for Cause by the Employer which does not comply with the terms of this Agreement; or

                (viii) the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in
         Section 6 hereof.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         (h) "Notice of Termination" shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (i) "Opening Date" shall mean the date the Bank commences operations.

         (j) "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.



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



         (k) "Successors and Assigns" shall mean the Bank or a corporation or other entity acquiring all or substantially all the assets and business of the Bank (including this Agreement), whether by operation of law or otherwise.

         (l) "Termination Date" shall mean, in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

         (m) "Trade Secrets" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

ATTEST:                                   PEOPLE'S COMMUNITY CAPITAL
CORPORATION

By:                                       By:
   -------------------------------           -----------------------------
                                          Name:
                                          Title:


                                          EXECUTIVE

                                          --------------------------------
                                          Tommy B. Wessinger




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